EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into by and between ProAssurance Corporation, a Delaware corporation (“ProAssurance” or the “Company”) and Edward L. Rand, Jr., an individual (the “Executive”) as of July 1, 2019 (the “Effective Date”). This Agreement is offered by ProAssurance to induce the Executive to accept employment. ProAssurance and the Executive, each intending to be legally bound by the terms hereof, agree as follows:
1.    Employment Term. ProAssurance hereby employs Executive, and Executive accepts employment, upon the terms and conditions of this Agreement for a term (the “Term”) running from the Commencement Date to and including July 1, 2024 (the “Term End Date”), provided, however, that unless a party has given the other party written notice at least ninety (90) days prior to the Term End Date (or any anniversary of the Term End Date) that such party does not agree to renew this Agreement, the term of this Agreement and the Term shall be deemed renewed for a term ending one (1) year subsequent to the Term End Date (or any anniversary of the Term End Date).
2.    Offices; Directorship; Other Activities.
2.1    Office and Duties. From and after the Effective Date, Executive shall serve as Chief Executive Officer of ProAssurance. Executive shall have the duties and responsibilities as are prescribed by the bylaws of ProAssurance for such office on the date of this Agreement, such other duties and responsibilities has customarily have been performed by the Chief Executive Officer, and other duties and responsibilities as may be assigned to him by ProAssurance's Board of Directors (the “Board”). During the Term of this Agreement, Executive shall report directly to the Board and the committees of the Board. Executive shall be given such authority as is appropriate to carry out his duties.
2.2    Efforts and Other Activities. During the Term, except for periods of vacation, sick leave, personal leave granted by the Board, or leave to which the Executive is entitled under law, Executive shall devote reasonable attention and time to the business and affairs of ProAssurance to the extent necessary to discharge his duties under this Agreement. With the prior approval of the Board, Executive may serve as a director or trustee of other corporations or businesses which do not compete with ProAssurance or its subsidiaries. Executive may also serve on civic, trade or charitable boards or committees. Executive may invest in real estate for his own account or become a passive partner or passive stockholder in any corporation, partnership or other venture; provided that Executive may not invest in any business that does business with or competes with the Company
2.3    Place of Business. Executive's services shall be performed primarily at the headquarters of ProAssurance in Jefferson County, Alabama.
3.    Compensation and Benefits.
3.1    Base Salary. Beginning on the Effective Date, ProAssurance will pay to Executive a base salary (“Base Salary”) at the rate of $900,000 per annum for the calendar year ending

December 31, 2019 and not less than $900,000 per annum for the calendar years ending after December 31, 2019, provided that the base salary shall be prorated based on the number of days of employment of Executive with ProAssurance for any partial calendar year during the Term. Base Salary will be payable in periodic installments in accordance with ProAssurance's customary practices for executive officers. Amounts payable will be reduced by standard withholding and other authorized deductions. For calendar years beginning after December 31, 2019, ProAssurance shall review Executive's Base Salary at least annually, and the Base Salary shall be subject to increase, at the discretion of the Board, effective on (but not limited to) the date salary adjustments are made for other senior executive officers of ProAssurance consistent with past practice with and any and all such increases shall be deemed to constitute amendments to this Section 3.1 to reflect the increased amounts, effective as of the date established for such increases.
3.2    Annual Incentive Compensation. Executive shall be eligible for annual incentive compensation based on objective corporate performance criteria established by the Board or its Compensation Committee consistent with the criteria for other senior executive officers of ProAssurance. The target level for annual incentive compensation shall be not less than 120% of Base Salary. The annual incentive compensation with respect to a calendar year, if any, will be payable to Executive after the close of the calendar year at such time as annual incentive compensation is paid to ProAssurance's senior executive officers consistent with past practice but not later than April 1 in the next succeeding calendar year.
3.3    Long Term Incentive Compensation.
(a)    To induce Executive to accept employment by ProAssurance on the terms set forth herein, ProAssurance agrees to grant to Executive Restricted Stock Units (“RSU’s”) with a grant date value equal to Two Million Dollars ($2,000,000) cliff vesting over a period of five (5) years. The RSUs will be granted under the terms of the ProAssurance Corporation 2014 Equity Incentive Plan (the "Equity Plan"). For purposes of the Equity Plan, the date of grant will be July 1, 2019. The RSUs shall be evidenced by an RSU agreement between ProAssurance and Executive in substantially the form as the Restricted Stock Unit Agreement attached hereto as Exhibit A.
(b)    For each calendar year after December 31, 2019, Executive will be granted long-term incentive compensation under the Equity Plan (or a successor or other equity compensation plan) in the form of options, restricted stock or units and/or performance shares as determined by the President of ProAssurance and the Board. The Annual Equity Awards shall be on such terms and conditions as shall be established by the Board or its Compensation Committee in accordance with the Equity Plan (or a successor or other equity compensation plan) and shall be on terms no less favorable than the terms of awards of long term compensation granted to other executive officers of ProAssurance. The grant-date value of all such awards at the target performance level shall be not less than Seven Hundred Fifty Thousand Dollars ($750,000) per year.
3.4    Other Savings and Retirement Plans. Except as specifically provided herein, Executive shall be entitled to participate in all savings and retirement plans, practices, policies and programs applicable generally to other executive officers of ProAssurance. The current savings and retirement plans, all of which may be terminated or amended by the Board, include the Equity

Plan, the Executive Non-Qualified Excess Plan and Trust, the Amended and Restated ProAssurance Corporation Stock Ownership Plan, and the ProAssurance Group Savings and Retirement Plan.
3.5    Benefits. Executive shall be eligible for participation in and shall receive all benefits under welfare benefit plans (including group health, disability and life insurance plans and programs) as shall be in effect from time to time, to the extent applicable to other executive officers of ProAssurance as well as relocation assistance in a manner similar to the ProAssurance Relocation Policy (as mutually agreed between the Executive and the President of ProAssurance).
3.6    Fringe Benefits. Executive shall be entitled to fringe benefits comparable to those provided to the Chief Executive Officer of ProAssurance in accordance with past practice, and such other plans, practices, programs and policies as may be approved by the Board from time to time with respect to other senior executive officers of ProAssurance. During such time that ProAssurance owns or regularly leases corporate aircraft for business purposes, Executive’s fringe benefits shall include, without limitation, Executive’s personal use of corporate aircraft owned or leased by ProAssurance, if any, in accordance with policies and procedures established by the Board; provided that the policies and procedures shall provide Executive an annual allowance of up to fifty (50) hours of personal use on an owned or leased corporate aircraft.
3.6    Reimbursement of Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures generally applicable to senior executive officers of ProAssurance.
3.7    Office and Support Staff. Executive shall be entitled to an office of a size and with furnishing and other appointments as shall be approved by the Chair of the Compensation Committee and to personal secretarial and other assistants as shall be (i) reasonably necessary to perform his duties hereunder, and (ii) not be less than the office and clerical support provided to other senior executive officers of ProAssurance.
3.8    Vacations and Leave.
(a)    Executive shall be entitled to annual vacation in accordance with policies established by ProAssurance for senior executive officers of ProAssurance.
(b)    Executive shall be entitled to sick leave (without loss of pay) in accordance with ProAssurance's policies in effect from time to time, and other personal and family leave as may be provided by law.
3.9    Continuing Education and Professional Dues and Fees. ProAssurance shall reimburse Executive for reasonable expenses paid by Executive in connection with his attendance at professional seminars, courses or conferences to fulfill continuing education or licensing requirements.
3.10    Conflict. In the event of any conflict between this Agreement and the terms of any benefit, severance, deferred compensation, incentive or similar plan or agreement in which the Executive is or becomes a participant during the Term (other than a stockholder-approved plan or

ERISA plan), the provisions of this Agreement shall apply unless the Executive makes specific written election otherwise, but Executive shall not be entitled to duplicative payments or benefits.
4.    Termination of Employment.
4.1    Death, Disability or Retirement. Executive's employment shall terminate upon the Executive's death, Disability, or Retirement during the Term.
(a)    For purposes of this Agreement, "Disability" means a serious injury or illness that requires Executive to be under regular care of a licensed medical physician and renders the Executive incapable of performing the essential function of the Executive's position for twelve (12) consecutive months as determined by the Board in good faith and upon receipt of and in reliance on competent medical advice from one or more individuals selected by the Board, who are qualified to give professional medical advice. Executive will submit to such medical or psychiatric examinations and tests as such medical professional deems necessary to make any determination of Executive's Disability and consent to such medical professional sharing the results of such examination with a representative of the Board.
(b)    For purposes of this Agreement, “Retirement” means retirement of Executive when eligible to receive retirement benefits under a retirement plan then in effect for ProAssurance, Executive having reached the age of mandatory retirement (if such requirement then exists for executive officers of ProAssurance), or any other retirement by Executive with consent of the Board.
4.2    Termination by ProAssurance with Cause. ProAssurance may terminate the Executive's employment during the Term for Cause. For purposes of this Agreement, the term "Cause" means: (i) the Executive has been convicted in a federal or state court of a crime classified as a felony; (ii) action or inaction by the Executive (A) that constitutes embezzlement, theft, misappropriation or conversion of assets of ProAssurance or its subsidiaries which alone or together with related actions or inactions involve assets of more than a de minimus amount or that constitutes intentional fraud, gross malfeasance of duty, or conduct grossly inappropriate to Executive's office, and (B) such action or inaction has adversely affected or is likely to adversely affect the business of ProAssurance or its subsidiaries, taken as a whole, or has resulted or is intended to result in a direct or indirect gain or personal enrichment of Executive to the detriment of ProAssurance; or (iii) Executive has been grossly inattentive to, or in a grossly negligent manner failed to competently perform, Executive's job duties and the failure was not cured within 45 days after written notice from ProAssurance. Any termination of Executive's employment by ProAssurance for Cause shall be communicated by a Notice of Termination (as defined in Section 4.4 below) to the Executive, which Notice of Termination shall be in writing and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under this provision. Executive shall not be deemed to have been terminated for Cause unless and until (x) he receives a Notice of Termination from ProAssurance; (y) he is given the opportunity to be heard before the Board; and (z) the Board finds in its good faith opinion, the Executive was guilty of the conduct set forth in the Notice of Termination.

4.3    Termination by Executive for Good Reason. Executive may terminate his employment with ProAssurance for Good Reason. For purposes of this Agreement, "Good Reason" shall constitute any of the following circumstances if they occur without the Executive's express written consent during the Term: (i) Executive’s duties and responsibilities are changed in a manner that is inconsistent with the duties and responsibilities set forth in Section 2.1; (ii) ProAssurance shall require that the Executive's primary location of employment be more than 50 miles from the location of ProAssurance's principal offices as of the date of this Agreement; (iii) a reduction in the Executive's Base Salary as provided in Section 3.1 hereof; or (iv) a breach by ProAssurance of any provision of this Agreement in any material respect. Executive must provide ProAssurance with a Notice of Termination no later than 45 calendar days after Executive knows or should have known that Good Reason has occurred. Following delivery of Executive's Notice of Termination, ProAssurance shall have 45 calendar days to rectify the circumstances causing the Good Reason. If ProAssurance fails to rectify the events causing Good Reason within said 45 day period, or if ProAssurance delivers to Executive written notice stating that the circumstances cannot or shall not be rectified, Executive shall be entitled to assert Good Reason and terminate employment as of the expiration of the 45 day period after delivery of the Executive's Notice of Termination (or, if earlier, upon receipt a written notice stating that the circumstances cannot or shall not be rectified). Should Executive fail to provide the required Notice of Termination in a timely manner, Good Reason shall not be deemed to have occurred as a result of the event. The Term shall not be deemed to have expired during the notice period, however, as long as Executive has provided Notice of Termination within the Term.
4.4    Notice and Date of Termination. Any termination by ProAssurance, or by Executive, shall be communicated by Notice of Termination to the other party given in accordance with Section 9 hereof. For purposes of this Agreement, a "Notice of Termination" is a written notice which indicates the specific termination provision in this Agreement relied upon and sets forth such additional information as may be required in Section 4.2 or Section 4.3 hereof, to the extent applicable. The "Date of Termination" means (i) if Executive's employment is terminated by ProAssurance for Cause, the Date of Termination shall be as of the date of Executive's receipt of ProAssurance's Notice of Termination; (ii) if Executive's employment is terminated by Executive for Good Reason, the Date of Termination shall be the last day of the 45 day period after delivery of Executive's Notice of Termination (or, if earlier, upon receipt a written notice stating that the circumstances cannot or shall not be rectified); (iii) if Executive's employment is terminated by reason of death of the Executive, the date of death shall be the Date of Termination; (iv) if the Executive's employment is terminated by reason of Disability, the Date of Termination shall be the date of determination of Disability by the Board; (v) if the Executive's employment is terminated by ProAssurance other than for Cause, death, Disability or Retirement, the Date of Termination shall be the date of receipt of the Notice of Termination by Executive; or (vi) if the Executive terminates his employment other than for Good Reason, the Date of Termination shall be date of receipt of the Notice of Termination by ProAssurance (unless otherwise mutually agreed by the parties).
5.    Certain Benefits Upon Termination.

5.1    Accrued Salary and Benefits. Executive shall be entitled to receive the following upon any termination of employment: (i) accrued and unpaid Base Salary as of the Date of Termination; (ii); (ii) accrued vacation and sick leave, if any, on Date of Termination in accordance with the then current policy of ProAssurance with respect to terminated employees generally; and (iii) vested benefits under ProAssurance's employee benefit plans in which the Executive was a participant on the Date of Termination, which vested benefits shall be paid or provided in accordance with the terms of said employee benefit plans.
5.2    Severance Benefits.
(a)    In addition to the amounts provided under Section 5.l, if, during the Term, ProAssurance terminates the employment of Executive for any reason other than Cause, death, or Disability, or if Executive terminates his employment with ProAssurance for Good Reason, or if this Agreement is automatically terminated upon a Change of Control (as provided in Section 8.2 hereof), and the Executive signs a release in substantially the same form that is attached to this Agreement as Exhibit C (the “Release”), the Executive shall receive the following payments and benefits (the “Severance Benefits”)
(i) Cash in an amount equal to two time (2x) the Executive’s Annual Base Salary;
(ii) Cash in an amount equal to two times (2x) the average of the three (3) most recent annual incentive bonuses paid to Executive, provided that the amount paid hereunder shall be at least equal to two times (2x) Executive’s target level bonus;
(iii) Payment of any outstanding long-term equity awards in accordance with the terms set forth in documents governing the grant of the awards; and
(iv) Payment of the Executive’s monthly COBRA premiums for continued health and dental insurance coverage, or premiums for equivalent coverage for a period of twenty-four (24) months from the Date of Termination.
(b)    Subject to the delivery of the executed Release by Executive, the Severance Benefits shall be paid in cash or good funds in equal monthly installments during the period that the covenant set forth in Section 6.1 shall be in effect commencing on the first day of the calendar month that occurs 30 days after the Date of Termination; provided that the obligation of ProAssurance to pay such Severance Benefits to the Executive shall be subject to termination under provisions of Section 6.2 hereof in the event Executive should violate the covenant set forth therein; and provided further that the payment of such Severance Benefits shall be payable in a lump sum by ProAssurance on termination of this Agreement after a Change of Control. ProAssurance shall withhold from any amounts payable under this Agreement all federal, state, city or other income and employment taxes that shall be required. Notwithstanding the foregoing, the payment schedule for Severance Benefits may be modified or adjusted if the Executive is a "specified employee" within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent necessary to comply with such Section and the regulations thereunder, but in no event shall the aggregate amount of the Severance Benefits be reduced as a result of such modification or adjustment.
(c)    Executive shall not be entitled to receive Severance Benefits if employment with ProAssurance is terminated (i) by reason of Executive’s death, Disability as defined in Section 4.1(a), or Retirement as defined in Section 4.1(b); or (ii) by ProAssurance with Cause as defined in Section 4.2; or (iii) by Executive without Good Reason as defined in Section 4.3 hereof.
(d)    The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of severance benefits provided under this Agreement by seeking employment or otherwise.
6.    Non-Competition.
6.1    Non-Competition; Nonsolicitation of Employee. The Executive will not during the Restricted Period (herein defined):
(a)    become Employed by a Competitor Company that offers, sells or markets medical professional liability insurance or workers’ compensation insurance in the primary market area of the Companies; or
(b)    solicit or induce any employees of the Companies to leave such employment or accept employment with any other person or entity, or solicit or induce any insurance agent of the Companies to offer, sell or market medical professional liability insurance or workers’ compensation insurance for a competitor company in the primary market area of the Companies;
"Companies" means any company that is a direct or indirect subsidiary of ProAssurance, now or in the future, and any other company that has succeeded to the business of any of the Companies.
"Competitor Company" means an insurance company, insurance agency, business, for profit or not for profit organization (other than the Companies) that provides, or offers to provide medical professional liability insurance to health care providers or workers’ compensation insurance.
"Employed" includes activities as an owner, proprietor, employee, agent, solicitor, partner, member, manager, principal, shareholder (owning more than 1% of the outstanding stock), consultant, officer, director or independent contractor.
"Health care providers" means physicians, dentists, podiatrists, physician assistants, nurse practitioners, other individual health care providers and hospital and other institutional health care providers.
"Medical professional liability insurance" means medical malpractice insurance and reinsurance, and equivalent self-insured services such as administration of self-insured trusts, claims management services and risk management services for health care providers. "Medical professional liability insurance" does not include services provided as an employee of a health care provider if such services are rendered solely for the purpose of servicing medical professional liability risk of the employer or that of its employees.
"Primary market area" means any state in which the Companies derived more than $10 million in direct written premiums from the sale of medical professional liability insurance to health care providers or workers’ compensation insurance in the most recent complete fiscal year prior to the Date of Termination and any state in which the Companies have on the Date of Termination a plan for expansion of marketing activities for the sale of medical professional liability insurance or workers’ compensation insurance in that state which is likely to result in direct written premiums from the sale of medical professional liability insurance or workers’ compensation insurance of more than $15 million in the eighteen (18) months following the Date of Termination.
"Restricted Period" means a period of thirty-six (36) months from the Date of Termination.
6.2    Remedies for Breach. If the Executive is deemed to have materially breached the non-competition covenants set forth in Section 6.1 of this Agreement, ProAssurance may, in addition to seeking an injunction or any other remedy they may have, withhold or cancel any remaining payments of Severance Benefits due to the Executive pursuant to Section 5.2 of this Agreement. ProAssurance shall give prior or contemporaneous written notice of such withholding or cancellation of payments in accordance with Section 5.2 hereof. If the Executive violates any of these restrictions, the Companies shall be further entitled to an immediate preliminary and permanent injunctive relief, without bond, in addition to any other remedy which may be available to ProAssurance.
6.3    Reasonableness of Restrictions. ProAssurance and Executive agree that the restrictions in this Agreement are fair and reasonable in all respects, including the geographic and temporal restrictions, and that the benefits described in this Agreement, to the extent any separate or special consideration is necessary, are fully sufficient consideration for the Executive's obligations under this Agreement.
6.4    Confidentiality. Executive will remain obligated under any confidentiality or nondisclosure agreement with the Companies (or any of them) that is currently in effect or to which the Executive may in the future be bound. In the event that the Executive is at any time not the subject of a separate confidentiality or nondisclosure agreement with the Companies (or any of them), Executive expressly agrees that Executive shall not use for the Executive's personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company any confidential or competitive material or information of the Companies or their subsidiaries, including without limitation, any information regarding insureds or other customers, actual or prospective, and the contents of their files; marketing, underwriting or financial plans or analyses which is not a matter of public record; claims practices or analyses which are not matters of public record; pending or past litigation in which the Companies have been involved and which is not a matter of public record; and all other strategic plans, analyses of operations, computer programs, personnel information and other proprietary information with respect to the Companies which are not matters of public record. Executive shall return to the Companies promptly, and in no event later than the Date of Termination, all items, documents, lists and other materials belonging to the Companies or their subsidiaries, including but not limited to, credit, debit or service cards, all documents, computer tapes, or other business records or information, keys and all other items in the Executive's possession or control.
Executive acknowledges that the federal Defend Trade Secrets Act (the “DTSA”) provides that an individual shall not be held criminally or civilly liable for the disclosure of a trade secret that is made (i) in confidence to a government official or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, Executive acknowledges that the DTSA provides that an individual who files a retaliation lawsuit against an employer for reporting a suspected violation of law may disclose a trade secret to his/her attorney and use the trade secret information in court, but only if the individual (i) files any document containing the trade secret under seal; and (ii) does not disclose the trade secret, except pursuant to court order.
7.    Indemnification. In addition to any indemnification required by law, under the Certificate of Incorporation or Bylaws of ProAssurance or any of the Companies (as defined in Section 6.1 hereof), or under a policy of insurance owned by ProAssurance or the Companies, ProAssurance shall provide the Executive indemnification under the terms and conditions of the Indemnification Agreement previously executed by ProAssurance in favor of Executive.
8.    Change of Control.
8.1    Definitions. For purposes of this Agreement, the following terms have the meanings set forth below:
(a)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.
(b)    "Person" is used as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.
(c)    "Beneficial Ownership" is used as such term is used within the meaning of Rule 13d-3 promulgated under the Exchange Act.
(d)    "Change of Control" shall mean the occurrence during the Term of any one of the following events:
(i)    an acquisition of the voting securities of ProAssurance by any Person, immediately after which such Person has Beneficial Ownership of more than 50.1% of the combined voting power of ProAssurance's then outstanding voting securities;
(ii)    a merger, consolidation or reorganization involving ProAssurance in which an entity other than ProAssurance is the surviving entity or in which ProAssurance is the surviving entity and the stockholders of ProAssurance immediately preceding such transaction will own less than 50.1% of the outstanding voting securities of the surviving entity; or
(iii)    the sale or other disposition of substantially all of the assets of ProAssurance (as defined in the regulations under Section 409A of the Code) and ProAssurance ceases to function on a going forward basis as an insurance holding company system that provides medical professional liability insurance.
The transactions as described in (i), (ii) and (iii) shall be referred to as "Change of Control Transactions." In no event shall a Change of Control be deemed to have occurred, with respect to Executive, if the Executive is part of a purchasing group which consummates a Change of Control Transaction. The Executive shall be deemed "part of a purchasing group" for purposes of the preceding sentence if the Executive is an equity participant or has agreed to become an equity participant in the purchasing company or group (except for passive ownership of less than 5% of the stock of the purchasing company or ownership of equity participation in the purchasing company or group as a result of the conversion or exchange of Common Stock Beneficially Owned by Executive).
8.2.    Effect of Change of Control. If a Change of Control occurs and the Executive’s employment is terminated without Cause or the Executive terminates employment for Good Reason, this Agreement shall be deemed automatically terminated, and Executive shall be entitled to receive the Severance Benefits set forth in Section 5.2(a).
8.3    Golden Parachute Provision. Notwithstanding any contrary provisions in any plan, program or policy of ProAssurance, if all or any portion of the compensation or benefits payable under this Agreement, either alone or together with other payments and benefits that the Executive receives or is entitled to receive from ProAssurance, would constitute a “parachute payment” within the meaning of Section 280G of the Code (which the parties agree will not include any portion of payments allocated to the non-compete provisions of Section 6 which are classified as payments of reasonable compensation for purposes of Section 280G of the Code), ProAssurance shall reduce the Executive’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof, after the application of all reasonable exceptions permitted under the Code, shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit to the Executive shall exceed the net after-tax benefit if such reduction were not made. “Net after-tax benefit” for these purposes shall mean the sum of (i) the total amount payable to the Executive under this Agreement, plus (ii) all other payments and benefits which the Executive receives or is then entitled to receive from ProAssurance that, alone or in combination with the payments and benefits payable under this Agreement, would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (iii) the amount of federal income taxes payable with respect to the foregoing calculated at the maximum marginal income tax rate for each year in which the foregoing shall be paid to the Executive (based upon the rate in effect for such year as set forth in the Code at the time of the payment under this Agreement), less (iv) the amount of excise taxes imposed with respect to the payments and benefits described in (i) and (ii) above by Section 4999 of the Code. The parachute payments reduced shall first be the payments under Section 9, and then any other parachute payments. Within any of these categories, a reduction shall occur first with respect to amounts that are not deemed to constitute a “deferral of compensation” within the meaning of and subject to Section 409A of the Code (“Nonqualified Deferred Compensation”) and then with respect to amounts that are treated as Nonqualified Deferred Compensation, with such reduction being applied in each case to the payments in the reverse order in which they would otherwise be made, that is, later payments shall be reduced before earlier payments. All determinations required to be made under this Section 8.3 shall be made by an independent accounting firm, law firm or compensation consultant, agreed upon by the Executive and ProAssurance. All fees and expenses incurred in connection with the calculation required under this Section 8.3 shall be borne solely by ProAssurance.
9.    Termination of Existing Executive Agreement. The parties agree that this Agreement supersedes and replaces that certain Release and Severance Compensation Agreement between the parties dated January 1, 2008 (the “2008 Executive Agreement”) and that the 2008 Executive Agreement is deemed terminated as of the Effective Date of this Agreement and that neither party will have any further obligation whatsoever to the other pursuant to the 2008 Executive Agreement.
10.    Notice. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or commercial courier or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses as set forth below or to such other address as one party may have furnished to the other in writing in accordance herewith.
Notice to the Executive:
Edward L. Rand, Jr.
[At the home address contained in the personnel files of ProAssurance]

Notice to the Companies:
ProAssurance Corporation
Mailing Address:
P. O. Box 590009
Birmingham, Alabama 35259-0009

Street Address:
100 Brookwood Place
Birmingham, Alabama 35209
Attention: Corporate Secretary
11.    Arbitration. ProAssurance and Executive agree that final and binding arbitration shall be the sole recourse to settle any claim or controversy arising out of or relating to a breach or the interpretation of this Agreement, except as either party may be seeking injunctive relief. Either party may file a demand for arbitration. The arbitration shall be held at a mutually agreeable location, and shall be subject to and in accordance with the Employment Arbitration Rules of the American Arbitration Association then in effect; provided that if the location cannot be agreed upon the arbitration shall be held in Birmingham, Alabama. The arbitrator may award any and all remedies allowable by the cause of action subject to the arbitration, but the arbitrator's sole authority shall be to interpret and apply the provisions of this Agreement. In reaching its decision the arbitrator shall have no authority to change or modify any provision of this Agreement or other written agreement between the parties. The arbitrator shall have the power to compel the attendance of witnesses at the hearing. Any court having jurisdiction may enter a judgment based upon such arbitration. All decisions of the arbitrator shall be final and binding on the parties without appeal to any court. Upon execution of this Agreement, the Executive shall be deemed to have waived any right to commence litigation proceedings regarding this Agreement outside of arbitration or injunctive relief without the express consent of ProAssurance. ProAssurance shall pay all arbitration fees and the arbitrator's compensation. If the Executive prevails in the arbitration proceeding, ProAssurance shall reimburse to the Executive the reasonable fees and expenses of Executive's personal counsel for his or her professional services rendered to the Executive in connection with the enforcement of this Agreement.
12.    Miscellaneous.
(a)    Except insofar as this provision may be contrary to applicable law, no sale, transfer, alienation, assignment, pledge, collateralization or attachment of any benefits under this Agreement shall be valid or recognized by ProAssurance.
(b)    This Agreement sets forth the entire agreement between the parties with respect to the matters set forth herein. This Agreement may not be modified or amended except by written agreement intended as such and signed by all parties.
(c)    This Agreement shall benefit and be binding upon the parties and their respective directors, officers, employees, representatives, agents, heirs, successors, assigns, devisees, and legal or personal representatives.
(d)    ProAssurance, from time to time, shall provide government agencies with such reports concerning this Agreement and copies thereof as may be required by law, and shall provide Executive with such disclosure concerning this Agreement as may be required by law or as ProAssurance may deem appropriate.
(e)    Executive and ProAssurance respectively acknowledge that each of them has read and understand this Agreement, that they have each had adequate time to consider this Agreement and discuss it with each of their attorneys and advisors, that each of them understands the consequences of entering into this Agreement, that each of them is knowingly and voluntarily entering into this Agreement, and that they are each competent to enter into this Agreement.
(f)    If any provision of this Agreement is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Agreement shall not be affected but each remaining provision shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.
(g)    This Agreement will be interpreted as a whole according to its fair terms. It will not be construed strictly for or against either party.
(h)    Except to the extent that federal law controls, this Agreement is to be construed according to Delaware law.

IN WITNESS WHEREOF, the parties have duly executed this Agreement to be effective as of the Effective Date.
EXECUTIVE:

                            Edward L. Rand, Jr.
PROASSURANCE CORPORATION
By:_________________________________

                            Jeffrey P. Lisenby, Executive Vice President

EXHIBIT A
RESTRICTED STOCK UNIT AGREEMENT

EXHIBIT B
RELEASE IN CONJUNCTION WITH SEVERANCE COMPENSATION
This Release of Claims ("Release") is between ProAssurance Corporation ("ProAssurance"), and any successor company that has assumed the Agreement to which this Release was an attachment (all such organizations being referred to in this Release as the "Companies") and Edward L. Rand, Jr. ("Executive").
The Companies and Executive have agreed to terminate their employment relationship. To effect an orderly termination, the Executive, and the Companies are entering into this Release.
1.    For the purposes of this Release, "Date of Termination" is the effective date of Executive's termination of employment from Companies. Executive hereby waives any and all rights Executive may otherwise have to continued employment with or re-employment by the Companies or any parent, subsidiary or affiliate of Companies.
2.    Effective with the Date of Termination, Executive is relieved of all duties and obligations to the Companies, except as provided in this Release or any applicable provisions of the Employment Agreement between Companies and Executive, effective as of July 1, 2019 ("Agreement"), which survive termination of the employment relationship.
3.    Executive agrees that this Release and its terms are confidential and shall not be disclosed or published directly or indirectly to third persons, except as necessary to enforce its terms, by Executive or to Executive's immediate family upon their agreement not to disclose the fact or terms of this Release, or to Executive's attorney, financial consultant or accountant, except that Executive may disclose, as necessary, the fact that Executive has terminated Executive's employment with the Companies.
4.    Any fringe benefits that Executive has received or currently is receiving from the Companies or its affiliates shall cease effective with the Date of Termination, except as otherwise provided for in this Release, in the Agreement or by law.
5.    The parties agree that the terms contained and payments provided for in the Agreement are compensation for and in full consideration of Employee's release of claims under this Release, and Executive's confidentiality, non-compete, non-solicitation and non-disclosure agreements contained in the Agreement.
6.    The Executive shall be under no duty or obligation to seek or accept other employment and shall not be required to mitigate the amount of the Severance Benefits (as defined and provided under the Agreement) or continuation of medical benefits by seeking employment or otherwise.
7.    Executive waives, releases, and forever discharges the Companies and each of their direct or indirect parents, subsidiaries, affiliates, and any partnerships, joint ventures or other entities involving or related to any of the Companies, their parents, subsidiaries or affiliates, and all present or former employees, officers, agents, directors, successors, assigns and attorneys of any of these corporations, persons or entities (all collectively referred to in this Release as the "Released") from any and all claims, charges, suits, causes of action, demands, expenses and compensation whatsoever, known or unknown, direct or indirect, on account of or growing out of Executive's employment with and termination from the Companies, or relationship or termination of such relationship with any of the Released, or arising out of related events occurring through the date on which this Release is executed. This includes, but is not limited to, claims for breach of any employment contract; handbook or manual; any express or implied contract; any tort; continued employment; loss of wages or benefits; attorney fees; employment discrimination arising under any federal, state, or local civil rights or anti-discrimination statute, including specifically any claims Executive may have under the federal Age Discrimination in Employment Act, as amended, 29 USC §§ 621, et seq.; emotional distress; harassment; defamation; slander; and all other types of claims or causes of action whatsoever arising under any other state or federal statute or common law of the United States.
8.    The Executive does not waive or release any rights or claims that may arise under the Federal Age Discrimination in Employment Act, as amended, after the date on which this Release is executed by the Executive.
9.    The Executive acknowledges and agrees that Executive has been advised in writing by this Release, and otherwise, to CONSULT WITH AN ATTORNEY before Executive executes this Release.
10.    The Executive agrees that Executive received a copy of this Release prior to executing the Agreement, that this Release incorporates the Companies' FINAL OFFER; that Executive has been given a period of at least twenty-two (22) calendar days within which to consider this Release and its terms and to consult with an attorney should Executive so elect.
11.    The Executive shall have seven (7) calendar days following Executive's execution of this Release to revoke this Release. Any revocation of this Release shall be made in writing by the Executive and shall be received on or before the time of close of business on the seventh calendar day following the date of the Employee's execution of this Release at ProAssurance's address at 100 Brookwood Place, P. O. Box 590009, Birmingham, Alabama 35259-0009, Attention: Chairman, or such other place as the Companies may notify Executive in writing. This Release shall not become effective or enforceable until the eighth (8th) calendar day following the Executive's execution of this Release.
12.    Executive and the Companies acknowledge that they have read and understand this Release, that they have had adequate time to consider this Release and discuss it with their attorneys and advisors, that they understand the consequences of entering into this Release, that they are knowingly and voluntarily entering into this Release, and that they are competent to enter into this Release.
13.    This Release shall benefit and be binding upon the parties and their respective directors, officers, employees, agents, heirs, successors, assigns, devisees and legal or personal representatives.
14.    This Release, along with the attached Agreement, sets forth the entire agreement between the parties at the time and date these documents are executed, and fully supersedes any and all prior agreements or understandings between them pertaining to the subject matter in this Release. This Release may not be modified or amended except by a written agreement intended as such, and signed by all parties.
15.    Except to the extent that federal law controls, this Release is to be construed according to the law of the state of Delaware.
16.    If any provision of this Release is determined to be unenforceable, at the discretion of ProAssurance the remainder of this Release shall not be affected but each remaining provision or portion shall continue to be valid and effective and shall be modified so that it is enforceable to the fullest extent permitted by law.
17.    To signify their agreement to the terms of this Release, the parties have executed it on the date set forth opposite their signatures, or those of their authorized agents, which follow.
EXECUTIVE

Dated:___________________        _____________________________________
PROASSURANCE CORPORATION
Dated:___________________        By:__________________________________